Exhibit d  under Form N-1A
                                              Exhibit 10  under Item 601/Reg.S-K


                          INVESTMENT ADVISORY CONTRACT
                                LETTER AGREEMENT

                                    MDTA LLC
                            125 Cambridge Park Drive
                              Cambridge, MA  02140

                                 July 14, 2006




MDT Funds
125 Cambridge Park Drive
Cambridge, MA  02140

Federated MDT Series
5800 Corporate Drive
Pittsburgh, PA 15237

Federated Income Securities Trust
5800 Corporate Drive
Pittsburgh, PA 18237

Ladies and Gentlemen:

      In connection with the proposed reorganization ("Proposed Reorganization") of each portfolio (each, an "MDT Fund") of MDT Funds with and into a corresponding portfolio of a mutual fund within the Federated family of mutual funds (each a "Federated Fund"), MDTA LLC ("Advisor") hereby agrees to contractually waive all or a portion of its investment advisory fee (based on average daily net assets) which it is otherwise entitled to receive from each Federated Fund, and/or reimburse operating expenses (excluding interest, taxes and brokerage commissions) ("Operating Expenses") of each Federated Fund, in order to limit each Federated Fund's Operating Expenses to not more than the annual percentage of the Federated Fund's average daily net assets stated below, for the two-year period commencing on the date that the Proposed Reorganization of each MDT Fund with and into the corresponding Federated Fund is consummated.

                         MAXIMUM OPERATING EXPENSES
 FUND                   CLASS A CLASS C INSTITUTIONAL
 All Cap Core Fund       1.50%   2.25%      1.25%
 Tax Aware/All Cap Fund  2.05%   2.80%      1.80%
 Large Cap Growth Fund   2.05%   2.80%      1.80%
 Mid Cap Growth Fund     2.05%   2.80%      1.80%
 Small Cap Core Fund     2.05%   2.80%      1.80%
 Small Cap Growth Fund   2.05%   2.80%      1.80%
 Small Cap Value Fund    2.05%   2.80%      1.80%
 Balanced Fund           1.50%   2.25%      1.25%
 Short-Term Bond Fund    1.20%    N/A       0.95%

      If the foregoing correctly sets forth the agreement between MDT Funds and the Advisor, please so indicate by signing and returning to the Advisor the enclosed copy hereof. This may be executed in counterparts.




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                                     Very truly yours,

                                     MDTA LLC

                                     By:  /s/ Gordon J. Cerisino__________
                                     Name:  Gordon J. Cerisino
                                     Title:  Chief Executive Officer

ACCEPTED:
MDT FUNDS
On behalf of each of its portfolios

By:  /s/ John C. Duane____________
Name:  John C. Duane
Title:  Treasurer


FEDERATED MDT SERIES
On behalf of its portfolios that are Federated Funds

By:  /s/ J. Christopher Donahue___
Name:  J. Christopher Donahue
Title:  President


FEDERATED INCOME SECURITIES TRUST,
On behalf of the Federated Short-Term Income Fund

By:  /s/ J. Christopher Donahue___
Name:  J. Christopher Donahue
Title:  President




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